EX-99.h.1.i

2005 Market Street
Philadelphia, PA 19103-7094

August 23, 2002

Delaware Service Company, Inc.
2005 Market Street
Philadelphia, PA 19103

To Whom It May Concern:

Delaware Service Company, Inc. (“DSC”) and each of the registered investment companies listed on Schedule A hereto (each a “Fund”, and together, the “Funds”) have entered into a Shareholder Services Agreement dated as of April 19, 2001 (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Each capitalized term used herein and not otherwise defined shall have the meaning given such term in the Agreement. For good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, DSC and the Funds hereby agree to amend each Agreement to add a Section 6.1(f) as follows:

“(f) Implement and operate the Fund’s anti-money laundering program as described in the Fund’s Risk Management Procedures, as amended from time to time; consent to and ensure that federal examiners will be able to obtain information and records relating to the Fund’s anti-money laundering program and be able to inspect DSC for purposes of such program; and, as necessary, assist the Fund as it periodically monitors the operation of its anti-money laundering program and assesses the effectiveness of the program’s procedures and controls.”

Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect. This letter amendment to the Agreement may be executed by the parties hereto in any number of counterparts, each of which counterparts when so executed shall be an original but all the counterparts taken together shall constitute one and the same instrument.

Kindly acknowledge your agreement to the foregoing and intention to be legally bound hereby by signing below in the space provided.

Very truly yours,

By:	/s/ Lisa O. Brinkley	,
on behalf of the Funds listed on Exhibit A
Name:	Lisa O. Brinkley
Title:	Senior Vice President

AGREED TO AND ACCEPTED
this 23rd day of August 2002:

DELAWARE SERVICE COMPANY, INC.
By:	/s/ Douglas L. Anderson
Name:	Douglas L. Anderson
Title:	Senior Vice President

SCHEDULE A

Delaware Group Adviser Funds
Delaware Group Cash Reserve
Delaware Group Equity Funds I
Delaware Group Equity Funds II
Delaware Group Equity Funds III
Delaware Group Equity Funds IV
Delaware Group Equity Funds V
Delaware Group Foundation Funds
Delaware Group Global & International Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group Tax-Free Fund
Delaware Pooled Trust
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Money Fund
Delaware VIP Trust
Voyageur Insured Funds
Voyageur Intermediate Tax-Free Funds
Voyageur Investment Trust
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Mutual Funds III
Voyageur Tax-Free Funds